Exhibit 99.1

Virco Reports 8.7% Increase in First Quarter Revenue and 16.4% Increase in “Shipments + Backlog”

•Shipments + Backlog Achieves New Record on May 31, 2023
•Revenue Growth and Greater Margins Drive Improvement
•Operating Loss in Seasonally Light First Quarter Declines 72.3% from $4.7 million to $1.3 million

TORRANCE, CALIFORNIA, JUNE 12, 2023 – Virco Mfg. Corporation (NASDAQ: VIRC), the largest manufacturer and supplier of movable furniture and equipment for educational environments in the United States, today reported financial results for the quarterly period ended April 30, 2023 (first quarter of fiscal 2024).

Net Sales were $34.9 million for the first quarter of fiscal 2024, a 8.7% increase from $32.1 million for the same period of the prior fiscal year.

Operating Loss in the seasonally light first quarter declined 72.3% to $1.3 million from $4.7 million in the same period of the prior year, reflecting the broad positive impacts of higher revenue combined with higher margins. Selling, General, and Administrative(SG&A) expenses were virtually flat at $14.5 million or 41.5% of sales, versus $14.5 million, or 45.0% of sales, for the same period of the prior year. Interest expense for the first quarter of fiscal 2024 was $0.7 million compared to $0.4 million in the prior year, reflecting both higher interest rates and a modestly higher balance on the Company’s line of seasonal working capital.

For investors unfamiliar with Virco’s seasonal business cycle, the Company typically books orders and builds inventory during the first and fourth quarters, corresponding to the months when public schools are in session and thus unable to receive deliveries that might interrupt student instruction. The Company then delivers between 50-60% of total annual revenue in the second and third quarters, which correspond to “summer vacation” in most public and private schools.

Given this extreme seasonality, Management has developed several internal, non-GAAP metrics to evaluate trends in the business cycle during seasonally light quarters, when revenue alone may provide incomplete information. Management believes that one of the most helpful of these early-season metrics is “Shipments + Backlog” (technically the sum of year-to-date shipments + unshipped orders on the Company’s backlog) which is used for planning production schedules, staffing, and borrowings under the Company's seasonal credit revolver. Because the Company books orders primarily with public and private schools under large-scale national public procurement contracts, the backlog figure tends to be fairly reliable, providing SKU-level detail that is useful for production scheduling, staffing, and procurement of raw materials. “Shipments + Backlog” thus provides both a high-level measure of business velocity as well as granular detail on product mix, sizes, colors and finishes, as well as service levels and requested dates of delivery. Management is able to compare current trends against a detailed 22-year history of identical data, compiled since the adoption of SAP as the Company’s Enterprise Resource Planning system (ERP) in 2001. This data provides a reliable degree of forward visibility and control in Virco’s highly seasonal market for school furniture and equipment.

As of May 31, 2023, the latest date for which the Company has complete data, “Shipments + Backlog” had reached a new record high of $167.9 million, a 16.4% increase over last year’s record of $144.3 million as of the same date.

Commenting on these trends, Virco Chairman and CEO Robert Virtue said: “We are very pleased to be part of the robust recovery in public and private education following the disruptions of the pandemic. There seems to be a renewed appreciation for the essential role of in-person schooling for healthy students and communities. We are honored to do our part in supporting these essential institutions, and we look forward to another busy summer as we deliver this record backlog.”

Virco President Doug Virtue elaborated: “Virco’s long history as a direct manufacturer/supplier gives us a unique perspective on market trends for school furniture and equipment. We actively use our detailed database of products, customers, service levels, and prices to plan production, staffing and financing. We like to say that we’re not guessing about future demand, and usually, by the end of May, we have a pretty good idea of how the current year is going to end up.

“The pandemic upset some of those traditional comparisons, but even then we were able to use our data to minimize the impacts. Now we’re using it to maximize our contributions. This summer has every indication of being very busy and very good for Virco. We’re thankful to have reached this positive inflection point both for education in general and our Company in particular. We look forward to sharing more of our progress with shareholders at this year’s Annual Meeting in Torrance, California, on June 20, 2023.“

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of May 31, 2023 compared to the same date in the prior fiscal year. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. In addition, backlog estimates are subject to change as a result of delay, suspension, termination or an increase or reduction in scope of projects by customers. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2023, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	4/30/2023	1/31/2023	4/30/2022
	(In thousands, except share and par value data)
Assets
Current assets
Cash	$625	$1,057	$539
Trade accounts receivables, net	15,524	18,435	13,326
Other receivables	35	68	85
Income tax receivable	321	19	135
Inventories	85,640	67,406	66,297
Prepaid expenses and other current assets	2,698	2,083	2,156
Total current assets	104,843	89,068	82,538
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	686	686	653
Buildings and building improvements	51,391	51,310	51,375
Machinery and equipment	114,655	113,662	113,901
Leasehold improvements	983	983	1,009
Total property, plant and equipment	171,446	170,372	170,669
Less accumulated depreciation and amortization	136,779	135,810	135,844
Net property, plant and equipment	34,667	34,562	34,825
Operating lease right-of-use assets	9,326	10,120	12,892
Deferred tax assets, net	8,249	7,800	769
Other assets, net	8,848	8,576	8,383
Total assets	$165,933	$150,126	$139,407

Liabilities
Current liabilities
Accounts payable	$23,628	$19,448	$19,437
Accrued compensation and employee benefits	9,416	9,554	5,055
Current portion of long-term debt	20,362	7,360	18,905
Current portion operating lease liability	5,271	5,082	4,769
Other accrued liabilities	7,868	7,081	6,049
Total current liabilities	66,545	48,525	54,215
Non-current liabilities
Accrued self-insurance retention	1,251	1,050	1,533
Accrued pension expenses	10,802	10,676	15,332
Income tax payable	85	79	76
Long-term debt, less current portion	14,323	14,384	14,564
Operating lease liability, less current portion	5,648	6,796	10,297
Other long-term liabilities	557	555	640
Total non-current liabilities	32,666	33,540	42,442
Commitments and contingencies	—	—	—

Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,210,985 shares at 4/30/2023 and 1/31/2023, and 16,102,023 at 4/30/202	162	162	161
Additional paid-in capital	120,993	120,890	120,745
Accumulated deficit	(52,073)	(50,631)	(72,262)
Accumulated other comprehensive loss	(2,360)	(2,360)	(5,894)
Total stockholders’ equity	66,722	68,061	42,750
Total liabilities and stockholders’ equity	$165,933	$150,126	$139,407

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	4/30/2023	4/30/2022
	(In thousands, except per share data)
Net sales	$34,943	$32,084
Costs of goods sold	21,741	22,377
Gross profit	13,202	9,707
Selling, general and administrative expenses	14,514	14,451
Operating loss	(1,312)	(4,744)
Unrealized gain on investment in trust account	(299)	—
Pension expense	161	195
Interest expense	712	427
Loss before income taxes	(1,886)	(5,366)
Income tax benefits	(444)	(282)
Net loss	$(1,442)	$(5,084)

Net loss per common share:
Basic	$(0.09)	$(0.32)
Diluted	$(0.09)	$(0.32)
Weighted average shares of common stock outstanding:
Basic	16,211	16,033
Diluted	16,211	16,033